SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 5, 2007
ASTA FUNDING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26906	22-3388607
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue
Englewood Cliffs, New Jersey	07632

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (201) 567-5648
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 5, 2007, Palisades Acquisition XV, LLC, an indirect wholly-owned subsidiary of Asta Funding, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Portfolio Purchase Agreement”) with Great Seneca Financial Corporation, Platinum Financial Services Corporation, Monarch Capital Corporation, Colonial Credit Corporation, Centurion Capital Corporation, Sage Financial Corporation and Hawker Financial Corporation (collectively, the “Sellers”), under which we agreed to acquire a portfolio of approximately $6.9 billion in face value receivables (the “Portfolio”) for a purchase price of $300 million plus 20% of any future Net Payments (as defined in the Portfolio Purchase Agreement) received by the Company after the Company has received Net Payments equal to 150% of the purchase price. The Portfolio predominantly consists of credit card accounts and includes some accounts in collection litigation and accounts as to which the Sellers have been awarded judgments.
     We made the $60 million deposit on February 5, 2007. Such deposit utilized substantially all of the availability under our existing credit facilities. We need to borrow or raise an additional $15 million of financing to make a second deposit due on February 16, 2007 and $225 million beyond that to make the final payment on the Closing Date, which is also February 16, 2007, but we have the continuing right to postpone the Closing Date until March 31, 2007, which we anticipate exercising in whole or in part. Any extensions thereafter must be by mutual consent. If we extend the closing beyond March 5, 2007, we will suffer certain financial penalties. If we default and such default is not cured within any applicable cure period, the agreement states that the Sellers may terminate the agreement and retain the deposit as damages. The purchase agreement does not have a financing contingency, and we are seeking an increase in our current credit facility and/or other sources of financing to fund the additional deposit and the remainder of the purchase price. No assurances can be given that we will be able to secure such financing on favorable terms or at all.
     Under the Portfolio Purchase Agreement, we assume certain risks associated with the Portfolio. The representations and warranties with respect to the Portfolio which we received from the Sellers have limitations both in scope and, in certain cases, duration, including a limitation of our put-back rights with respect to certain types of claims, a requirement that certain claims be brought within 120 days of closing or be deemed waived, and a limitation with respect to the Sellers’ responsibilities for acts of prior owners. Other than the representations contained in the portfolio Purchase Agreement, the accounts are being sold as is. We also have the risk of recovering our deposit if the Sellers fail to deliver the required assets at closing.
Risk Factors.
     The following are additional risk factors arising from the Portfolio Purchase Agreement that should be considered in conjunction with risk factors previously disclosed in the Company’s Annual Report on Form 10-K filed with the Securities & Exchange Commission for the period ended September 30, 2006.
The Company may be unable to secure satisfactory financing to consummate the Portfolio Purchase Agreement.
     We were required to make a $60 million deposit on executing the Portfolio Purchase Agreement. Such deposit utilized substantially all of the availability under our existing credit facilities. We need to borrow or raise an additional $15 million of financing to make a second deposit due on February 16, 2007 and $225 million beyond that to make the final payment on the

Closing Date, which is also February 16, 2007, but we have the continuing right to postpone the Closing Date until March 31, 2007, which we anticipate exercising in whole or in part.
     If we extend the closing beyond March 5, 2007, we will suffer certain financial penalties. If we default and such default is not cured within any applicable cure period, the agreement states that the Sellers may terminate the agreement and retain the deposit as damages. The loss of the deposit may also cause a default in our overall financial covenants to our lenders. The purchase agreement does not have a financing contingency, and we are seeking an increase in our current credit facility and/or other sources of financing to fund the additional deposit and the remainder of the purchase price. No assurances can be given that we will be able to secure such financing on favorable terms or at all.
The terms of any financing may adversely affect our ability to generate profits from the new portfolio.
     Our decision to enter into the Portfolio Purchase Agreement was based in part on certain assumptions we have made about the range of the terms we expect to receive for the financing needed to consummate the Portfolio Purchase Agreement (the “Requisite Financing”). As we do not yet have a commitment for the Requisite Financing, no assurances can be given that financing terms offered to us will not be materially less favorable to us than we anticipated when bidding on the Portfolio, which would adversely affect the net returns we realize with respect to the Portfolio. Further, while we have the unilateral right to postpone the closing to March 31, 2007 (and may defer it longer with the Sellers’ consent), if we postpone the closing beyond March 5, 2007, we will incur a financial penalty.
The anticipated benefits of the Portfolio may not meet our expectations.
     The purchase of the Portfolio will increase our assets acquired for liquidation by more than 100%, so that our near term future operating results will be highly dependent on the returns realized from the Portfolio. While we believe that we have the capability to manage such a significantly increased asset base, no assurances that we will not experience operational difficulties internally or with our third party servicers in managing an asset base of this size. Further, while we believe that the returns on the Portfolio will be at least as favorable as our historic returns on smaller portfolio purchases, no assurances can be given with respect to initial evaluation of the quality of the assets in the Portfolio nor with respect to our ability to manage the Portfolio profitably.
The terms of the Portfolio Purchase Agreement may not protect us against all risks associated with the Portfolio.
     Under the Portfolio Purchase Agreement, we assume certain risks associated with the Portfolio. The representations and warranties with respect to the Portfolio which we received from the Sellers have limitations both in scope and, in certain cases, duration, including a limitation of our put-back rights with respect to certain types of claims, a requirement that certain claims be brought within 120 days of closing or be deemed waived, and a limitation with respect to the Sellers’ responsibilities for acts of prior owners. Other than the representations contained in the portfolio Purchase Agreement, the accounts are being sold as is. We also have the risk of recovering our deposit if the Sellers fail to deliver the required assets at closing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 10.1 Purchase and Sale Agreement, dated February 5, 2007, among the Sellers and Palisades Acquisition XV, LLC

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTA FUNDING, INC.
By:	/s/ Mitchell Cohen
Mitchell Cohen
Chief Financial Officer

Date: February 9, 2007

EXHIBIT INDEX

Exhibit
Number	Description
Exhibit 10.1	Purchase and Sale Agreement, dated February 5, 2007, among the Sellers and Palisades Acquisition XV, LLC